Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of December 13, 2005 (the “Effective Date”), by and between CALLWAVE, INC., a Delaware corporation (the “Company”), and JOSHUA FRASER (“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as Vice President of Business Development of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Vice President of Business Development of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time. In such position, Employee shall (i) supervise the Company’s business development functions, and (ii) be responsible for negotiating the Company’s distribution contracts with companies providing indirect distribution of the Company’s services.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer or, to the extent directed by the Chief Executive Officer, to the Company’s Chief Operating Officer or President. Employee shall render such business and professional services in the performance of his duties hereunder as are consistent with the Employee’s position within the Company and as shall be reasonably assigned to him from time to time by the Company’s Chief Executive Officer, Chief Operating Officer or President.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the position set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities assigned to Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote the time necessary to faithfully perform his duties under this Agreement, but in all events not less than his exclusive business time.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to sooner termination pursuant to Section 3, below, the term of this Agreement (a) shall commence as of the Effective Date and (b) shall expire on December 31, 2008.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. Effective November 11, 2005, the Company shall pay to Employee an annual salary in the amount of One Hundred Eighty Thousand Dollars ($180,000) (“Base Compensation”), subject to such periodic increases, as the Company, in its discretion, shall determine to be appropriate, provided that the minimum annual increase in Employee’s Base Compensation shall be at least equal to ten percent (10%) of the amount of Employee’s Base Compensation in effect under this Section 2.1 in the immediately preceding year. For purposes of this Section 2.1, the term “year” shall refer to periods of twelve (12) consecutive months commencing on each annual anniversary of the Effective Date of this Agreement. The Base Compensation shall be paid periodically in accordance with the Company’s normal payroll practices in effect from time to time, and shall be subject to applicable wage tax and income tax withholding.

2.2 ANNUAL PERFORMANCE BONUS. For each calendar year during the term of this Agreement, Employee will be eligible to receive a cash bonus, which shall be based one hundred percent (100%) upon Employee’s achievement of Employee’s individual and corporate objectives as specified by the Chief Executive Officer after consultation with the Employee (the “Annual Bonus”).

(a) PAYMENT. Consistent with Company policy, the payment of the Annual Bonus shall be subject to the final discretion of the Compensation Committee of the Company’s board of directors. Such Annual Bonus shall be payable in increments in accordance with meeting performance criteria determined under the first sentence of Section 2.2, above.

(b) TARGET ANNUAL BONUS. Subject to the foregoing, the target (i.e., maximum) Annual Bonus payable for each calendar year shall be two hundred twenty five percent (225%) of Employee’s Base Compensation. The target Annual Bonus shall be payable in two components as follows:

(i) 20%: CORPORATE OBJECTIVES. Twenty percent (20%) of such target Annual Bonus compensation will be payable based upon Employee’s performance against corporate objectives; and

(ii) 80%: POTENTIAL SUBSCRIBERS FROM INDIRECT CONTRACTS. Eighty percent (80%) of such target Annual Bonus compensation will be payable in increments from time to time during each year, upon the Company’s execution of new indirect distribution contracts at any time during the year, with such 80% component payable at a rate of Ten Thousand Dollars ($10,000) for each one hundred thousand (100,000) potential subscribers for the Company’s services to whom the Company’s services are made available because of a distribution contract (without regard to how many of those potential subscribers actually subscribe to the Company’s services). The portion of the bonus payable under this Section 2.2(b)(ii) shall be payable from time to time in periodic increments of $10,000, as the Company achieves access, through such indirect distribution contracts, to each block of 100,000 additional potential subscribers. The provisions of this Section 2.2(b)(ii) can be illustrated by the following examples:

(A) Example 1. Pursuant to Employee’s efforts, the Company signs an indirect distribution contract with Party X, which has 5,000,000 customers that are potential subscribers to the Company’s services. Under the indirect distribution contract, Party X and the Company agree only to a trial phase in which Party X allows the Company’s services to be made available to 100,000 of Party X’s customers. Upon execution of that Agreement, Employee is entitled to a bonus of $10,000 because that indirect distribution contract enables the Company’s services to be made available to only 100,000 of Party X’s customers. Notwithstanding the foregoing, should Party X expand the trial phase to allow the Company’s services to be made available to 4,000,000 of Party X’s customers, Employee is entitled to a bonus of $400,000.

(B) Example 2. Pursuant to Employee’s efforts, the Company on March 1st signs with Party Y an indirect distribution contract with Party Y, which has 2,000,000 customers to whom the Company’s services are permitted to be marketed pursuant to the indirect distribution contract. The indirect distribution contract requires the parties’ technical teams to work together to implement the distribution of the Company’s services to Party Y’s customers, and the parties contemplate that such distribution will begin within six months of the execution of the contract. There is no assurance that any of Party Y’s 2,000,000 customers will actually subscribe for the Company’s services. As of the date on which the Company signs the contract on March 1st, Employee has earned a bonus of $200,000 (i.e., $10,000/100,000 potential subscribers x 2,000,000 potential subscribers from Party Y = $200,000). Neither the delayed distribution of the Company’s services, nor the actual “uptake” rates by Party Y’s customers, affects Employee’s right to receive payment of the bonus that accrues under Section 2.2(b)(ii) upon execution of the indirect distribution contract with Party Y.

2.3 EQUITY GRANTS. Employee shall be eligible for the “Initial Option” described in Section 2.3(a), below, and the “Future Options” described in Section 2.3(b), below (collectively, the “Options”).

(a) INITIAL GRANT. Promptly following the execution of this Agreement, and subject to approval of the Company’s Board of Directors, the Company shall grant to Employee an option for the purchase of one hundred thousand (100,000) shares of the Company’s common stock (the “Initial Option”), which Initial Option shall (a) to the extent possible under the applicable rules of the Internal Revenue Code of 1986, as amended, be an incentive stock option, (b) be issued under and subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan, (c) be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date on which the Board of Directors approves such Option (such date, the “grant date”), (d) be subject to vesting, subject to Employee’s continuous employment with the Company, as follows: (x) 25% of the shares subject to the Initial Option shall vest after six (6) months of continuous employment following the grant date, and (y) one-twenty-fourth (1/24th) of the shares subject to the Initial Option shall vest monthly thereafter, so that the Option will be fully vested and exercisable two (2) years from the date of grant), and (e) be subject to acceleration upon any termination of Employee’s employment by the Company following a Change of Control as set forth in Section 3.3, below.

(b) FUTURE OPTIONS. On the date of the first meeting of the Company’s board of directors following the completion of the Employee’s first full year of employment with the Company, and each subsequent year thereafter, the Company will grant to Employee an option (each, a “Future Option”) to purchase a minimum of twenty-five thousand (25,000) shares of the Company’s common stock, which Future Option shall (a) to the extent possible under the applicable rules of the Internal

Revenue Code of 1986, as amended, be an incentive stock option, (b) be issued under and subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan, (c) be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date on which the Board of Directors approves such Option (such date, the “grant date”), (d) be subject to vesting, subject to Employee’s continuous employment with the Company, as follows: (x) 25% of the shares subject to the Initial Option shall vest after six (6) months of continuous employment following the grant date, and (y) one-twenty-fourth (1/24th) of the shares subject to the Initial Option shall vest monthly thereafter, so that the Option will be fully vested and exercisable two (2) years from the date of grant).

2.4 FRINGE BENEFITS/VACATION. Subject to the Company’s vacation accrual limits and policies, Employee shall accrue three (3) weeks’ paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. Any unused vacation days from any annual period shall rollover and be available for use by Employee in subsequent periods of employment. Employee shall be eligible for such other fringe benefits as are provided to the Company’s senior Employee level employees generally from time to time.

2.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized business expenses incurred by Employee in the performance of his duties in accordance with the Company’s policy for reimbursement of employee business expenses, as in effect from time to time.

3. TERMINATION.

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of one of the following events:

(i) Any transaction or series of related transactions by which any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including all affiliates of such person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (C) Peter V. Sperling or any affiliate thereof.

(ii) The date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iii) The date of the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iii), the phrase “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” shall mean a mental or physical condition, which, in the opinion of a qualified physician approved by the Employer’s Board of Directors, renders Employee incapable for a period of at least six (6) consecutive months from performing his regular duties under this Agreement.

(d) “GOOD REASON” shall mean the occurrence of any of the following circumstances without Employee’s consent; provided, however, that such circumstances shall not constitute Good Reason unless (x) Employee provides the Company with thirty (30) days’ written notice specifying the purported grounds for Good Reason and (y) the purported grounds are not cured within thirty (30) days after the date upon which such notice is delivered to the Company:

(i) a material reduction in the duties and authority assigned to Employee or the Employee’s title, immediately prior thereto, from those in effect immediately prior thereto;

(ii) a 20% or greater reduction by the Company or the Board of his then current total compensation at plan (other than a reduction generally applicable to other senior Employees of the Company) or, any reduction in Employee’s Base Compensation (other than a reduction generally applicable to other senior employees of the Company) or any reduction in Employee’s minimum annual option grant (other than a reduction generally applicable to other senior employees of the Company), as specified in Section 2.2; or

(iii) the relocation of the Company’s principal executive offices to a location more than twenty-five (25) miles outside the Santa Barbara, California area, or the Company’s requiring Employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations contemplated by Section 1.4, above; or

(iv) a change in reporting structure whereby Employee is no longer the most senior employee whose duties exclusively (or nearly exclusively) involve being directly responsible for business development and distribution partnerships for the Company (or any division of any successor to the Company following a Change of Control).

(e) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a

Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Employee has not substantially performed his duties, (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, or (iv) Employee’s gross misconduct. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(f) “NOTICE OF TERMINATION” shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee’s employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A purported termination which is not effected pursuant to this Section 3.1 shall not be effective.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement:

(a) FOR MISCONDUCT. At any time for Misconduct upon delivery of a Notice of Termination. Upon termination for Misconduct, all vesting in all Options shall terminate immediately and the Company (i) shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and (ii) shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time for reasons other than Misconduct upon delivery of a Notice of Termination. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company. However, if Employee’s employment is terminated for any reason other than his Misconduct or Disability, then the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to six (6) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.2(b)(i).

(ii) Employee’s vesting in the Initial Option described in Section 2.3(a), above, shall be accelerated to the same extent as Employee would have become vested therein if Employee had remained employed by the Company for an additional twenty-four (24) months after the Date of Termination.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) one (1) year following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then all vesting of the Option shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement and resigns from employment:

(a) OTHER THAN GOOD REASON. Other than for Good Reason, then all vesting in all Options shall terminate immediately and the Company (i) shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and (ii) shall not be obligated to pay any additional amounts to Employee hereunder.

(b) FOR GOOD REASON. For Good Reason, then the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to three (3) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.3(b)(i).

(ii) Employee’s vesting in the Initial Option described in Section 2.3(a), above, shall be accelerated to the same extent as Employee would have become vested therein if Employee had remained employed by the Company for an additional twenty-four (24) months after the Date of Termination.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to COBRA, the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) one (1) year following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

(c) CHANGE OF CONTROL. If within twelve (12) months following the closing of a Change of Control, Employee terminates his employment with Company or successor corporation due to Good Reason, or the Company or the successor corporation terminates the Employee’s employment with the Company or successor corporation for other than Misconduct or Disability, then the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this Section 3.3(b)(i).

(ii) Employee shall become one hundred percent (100%) vested in all Options granted to Employee during the period of his employment with the Company.

(iii) Provided that Employee timely elects to receive continuation of health insurance coverage pursuant to COBRA, the Company shall subsidize the premiums payable by Employee thereunder, so that Employee pays the same monthly premium as an active employee with similar coverage, for the period ending on the earlier of (A) one (1) year following the Date of Termination, or (B) the first date as of which Employee is covered under the health insurance plan of another employer.

3.4 CONDITIONAL NATURE OF SEVERANCE PAYMENTS. Notwithstanding any other provision of this Section 3 or any other provision of this Agreement to the contrary:

(a) NONCOMPETE. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the six (6) months following the termination of Employee’s employment with the Company following a Change of Control, then it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information in connection with that employment. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee acknowledges and agrees that his right to receive the severance consideration described in Sections 3.2 and 3.3, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company. If Employee engages, invests, or otherwise participates in any competitive activity described in this Section 3.4(a), then all severance payments consideration to which Employee otherwise may be entitled under Section 3.2 and 3.3 above, as applicable, thereupon shall cease.

(b) NON-SOLICITATION. Until the date one (1) year after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance consideration described in Section 3.2 and 3.3 (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless whether to commence employment with Employee or with any other entity or person). If Employee engages in any such activity, then all severance consideration to which Employee otherwise would be entitled under Section 3.2 and 3.3, above, as applicable, thereupon shall cease.

(C) GENERAL RELEASE. Employee shall not be entitled to receive any of the severance consideration described in Sections 3.2 and 3.3 above, unless prior to receiving the same Employee executes a commercially reasonable general release of claims (including a release of all rights under Section 1542 of the California Civil Code) against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee’s employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) Employee’s right to receive indemnification from the Company under applicable provisions of California law or the certificate of incorporation or bylaws of the Company.

3.5 DEATH. This Agreement shall terminate automatically upon the death of Employee. If Employee’s employment is terminated by reason of Employee’s death, then (i) the Company shall pay to Employee’s beneficiaries or legal representatives within 15 days, all accrued and unpaid Base Compensation, prorated bonus and vacation pay for all periods ended on or before the date of Employee’s death, and (ii) the Company shall not be obligated to make any further payments hereunder.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, all disputes arising under this Agreement shall be resolved by arbitration in Santa Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in a court of competent jurisdiction.

4.3 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives, provided that Employee may not delegate his duties hereunder.

4.4 GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles.

4.5 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.7 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver such further certificates, agreements, instruments and other documents, and to take such additional actions, as may be necessary to effectuate the purposes of this Agreement.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, any agreement memorializing the Option, and the Company’s standard Confidential Information Agreement executed by Employee (a) represent the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

4.9 STOCK SPLITS, ETC. All references in this Agreement to specific numbers of shares and prices per share shall be proportionately adjusted for any stock splits, reverse splits, stock combinations or similar recapitalizations after the date hereof.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

“COMPANY:”		“EMPLOYEE:”

CALLWAVE, INC., a Delaware corporation

By	/s/ David F. Hofstatter	/s/ Joshua Fraser
	David F. Hofstatter, President and CEO	Joshua Fraser

	12/14/05 Date	12/14/05 Date

Address, Facsimile No. and Email for Notices 136 West Canon Perdido Street Santa Barbara, California 93101 Facsimile No.: (805) 690-4211		Address, Facsimile No. and Email for Notices: 1916 1/2 Castillo St. Santa Barbara, CA 93101 Facsimile No.: (775) 371-6657